Exhibit 10.47

Press Release - July 2005
INVISA RECEIVES PATENT

Intellectual property Position Gains Strength

Sarasota, FL, July 19, 2005 - Invisa, Inc. (OTC BB: INSA), an electronic life safety and security company, announced today that it has been awarded a second U.S. Patent in connection with its electronic non-contact technology. Invisa provides unique and highly reliable sensing solutions for the safety and security industries. Invisa’s technology, which received its first U.S. patent in August 1994, is based on the scientific principals of capacitance.

Invisa’s newest patent covers critical aspects of using its patented technology in safety applications. A unique aspect of capacitance based technology is versatility that permits sensing applications not otherwise possible or practical. Invisa’s technology uses capacitance to form electronic sensing zones around a Sense Element. We call this Sensing Element an “antenna”. Our most recently issued U.S. patent protects antenna designs and applications developed and used in our current and future safety products.

According to Carl Parks, Chief Operations Officer, “Invisa has devoted significant research and development resources to antenna design. The antenna is where the “rubber meets the road” in capacitance based sensing. By utilizing different types of materials and maximizing installation and spacing techniques we optimize our sensing capability in various applications. We believe that the issuance of this patent recognizes and protects our unique developments in antenna design and development.”

According to Steve Michael, Invisa’s acting President, “Over the years, many highly qualified inventors and well funded companies have attempted to harness the power and versatility of capacitance based non-contact sensing. We believe that Invisa’s breakthrough InvisaShield™ Technology is the only capacitance based non-contact sensing technology proven to be stable and reliable for use in safety and security products. However, technology never stands still and we are committed to protecting our leadership position through ongoing R & D and through expanding our patent position. We believe that our newest patent, together with our other patent and four pending patent applications, represent a solid and growing patent position which enhances our competitive and technology advantages.”

About Invisa: Invisa delivers versatile, reliable, compact next generation presence sensing solutions targeted to the global electronic life safety and security markets. InvisaShield, a robust and advanced implementation of capacitive sensing technology, is highly resistant to known methods of circumvention. It does not employ infrared, laser, ultrasound or microwave radiation.

The company's SmartGate® safety systems incorporate InvisaShield capacitive sensing technology to generate an invisible protective field around or preceding the leading edge of powered gates, garage doors, sliding gates & doors and other powered closures. A video showing SmartGate in action can be viewed at www.invisa.com

This press release contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," implied by such statements. Factors, which may cause such differences, include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

For information on SmartGate products or the InvisaShield technology, please visit www.invisa.com or call 941-355-9361.